UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2010 (September 20, 2010)

ANTS SOFTWARE INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-16299	13-3054685
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 400, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 931-0500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On September 20, 2010, pursuant to an agreement between ANTs software inc. (the “Company”) and Kenneth Ruotolo, the terms of a settlement were entered on the record in a lawsuit brought by Mr. Ruotolo against the Company filed in San Francisco County Superior Court, Action No. CGC-09 492345 (the “Action”).

Mr. Ruotolo was previously employed by the Company as Vice President Finance & Operation, Chief Financial Officer and Secretary.  Mr. Ruotolo separated from employment on June 18, 2009, and requested certain severance considerations, which the Company denied. Pursuant to the settlement, the Company shall make a one-time lump sum payment of $225,000 on or before December 20, 2010.  In addition, Mr. Ruotolo shall have until September 14, 2014 to exercise options to purchase 540,000 shares of common stock that he previously held as of the date of his separation from employment.  The options have exercise prices ranging from $0.52 to $1.18 per share and were previously cancelled in conjunction with Mr. Ruotolo’s separation from employment. Mr. Ruotolo and the Company also release all claims and cross-claims against each other, and the parties are to bear their own costs and attorneys’ fees incurred in connection with the Action.  Although the settlement was effective and binding on September 20, 2010, the parties intend to enter into a written Settlement Agreement that contains the terms described above and mutual general releases of all claims known and unknown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTs software inc.

Date:	September 23, 2010	By:	/s/ Joseph Kozak
Joseph Kozak, Chairman and Chief Executive Officer